Exhibit 99.1

KELLY SERVICES® ANNOUNCES PLANNED RETIREMENT OF PRESIDENT AND CEO

GEORGE CORONA; BOARD NAMES EVP PETER QUIGLEY AS SUCCESSOR

TROY, Mich. (Aug. 6, 2019) – Kelly Services, Inc., (Nasdaq: KELYA, KELYB), a global leader in providing workforce solutions, today announced that its Board of Directors has elected Executive Vice President Peter Quigley as Kelly’s next President and CEO. The appointment is effective October 1, 2019 at which time Quigley will also join the company’s Board of Directors. He will replace George Corona who announced his intention to step down as President and CEO effective September 30, 2019 as part of his planned retirement. Corona will serve as a non-executive employee of the company, in a transition and advisory capacity, until his retirement in early 2020. He will remain a member of the Board.

Corona was named President and Chief Executive Officer of Kelly Services in May 2017, after more than 20 years of experience in a variety of roles at Kelly, including eight years as EVP and Chief Operating Officer. Prior to joining the company in 1994, Corona held management roles at Digital Equipment Professional Services Group and Burroughs Corporation.

As COO and CEO, Corona is credited with successfully leading Kelly in transforming and adapting to the highly competitive workforce solutions marketplace. Over the past decade, he oversaw the transformation of Kelly’s operating models to align with market demands; sharpened the company’s focus on areas that could best deliver profitable growth; and drove increased efficiency in delivering excellent service to clients of all sizes. He served as executive sponsor on some of Kelly’s largest accounts, and he was pivotal in efforts to win, retain and expand key client relationships.

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“George has been an exceptional leader since stepping into the role of CEO,” said Donald R. Parfet, Chairman of the Board of Directors. “He’s helped us become a more focused company, make solid investments in technology and the future of work, and stay aligned with our Noble Purpose of connecting people to work in ways that enrich their lives. We are grateful for his 25 years of service to Kelly, and we wish him the best in his well-deserved retirement,” he said.

“It has been a privilege to lead a company like Kelly that prides itself on its 73-year tradition of integrity, quality and service excellence,” Corona said. “The timing is right for me to act on my planned retirement and to pass the torch to a new CEO, who will continue to guide Kelly toward the full achievement of our strategy. We have a strong, seasoned leadership team in place, and an organization full of talented individuals who understand what’s next for our industry and for our customers,” he said. “Having worked closely with Peter for many years through numerous situations, I am confident that our organization is in the hands of an extremely capable, collaborative and growth-minded leader. I look forward to continuing to work with Peter as a member of Kelly’s Board of Directors.”

“Recognizing George’s planned retirement, and guided by our succession plan, the Board followed a comprehensive process to ensure we identified extraordinary candidates to serve as Kelly’s next CEO,” Parfet said. “Peter Quigley is an outstanding leader and a 17-year veteran of the company. During his time here, he has managed or been responsible for a majority of operations and headquarters functions. He is one of the principal architects of Kelly’s current business strategy,” he said.

Quigley serves as Kelly’s representative on the Board of Directors of Persol Holdings, a leading Japanese staffing and solutions company, publicly traded on the Nikkei stock exchange. He also serves as a Board member of PersolKelly, the company’s joint venture with Persol that provides staffing in 12 geographies in APAC. Other responsibilities and honors he has outside of Kelly include his role as 2nd Vice Chair of the Board of Directors of the American Staffing Association as well as appearing on the SIA’s 100 Most Influential People in Staffing list.

Parfet concluded: “We congratulate Peter on his newest role and we are confident he will continue to move the company forward.”

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About Kelly Services®

Kelly connects talented people to companies in need of their skills in areas including Science, Engineering, Education, Office, Contact Center, Light Industrial, and more. We’re always thinking about what’s next in the evolving world of work, and we help people ditch the script on old ways of thinking and embrace the value of all workstyles in the workplace. We directly employ nearly 500,000 people around the world, and we connect thousands more with work through our global network of talent suppliers and partners in our outsourcing and consulting. Visit kellyservices.com and let us help with what’s next for you.

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Media Contact:	Analyst Contact:
Gray R. Reynolds	James Polehna
Corporate Communications	Investor Relations
248.244.4234	248.244.4586
gray.reynolds@kellyservices.com	polehjm@kellyservices.com

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